Newsletter - Q1 2020

Notes from the CEO
Modified Earnings Before Income Tax Depreciation and Amortization (MEBITDA) for the first quarter (Q1, or October, November, December) of Fiscal Year ("FY") 2020 was $6,672,534 versus $733,038 during the first quarter of FY 2019. Net Income during the first quarter of Fiscal Year 2020 was $3,852,834, compared to a net loss of ($1,039,259) during the same three months of FY 2019.
The following table provides comparative data from the First Quarter FY 2020 versus the same period last year.
Table 1.  Operational and Financial Summary

Description	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018
Production (million gal)	33.24	33.21
Ethanol Yield (den gal/bu)	2.944	2.881
Ethanol Price (per gal)	$1.42	$1.18
Corn Price (per bushel)	$3.78	$3.57
Corn Oil Yield (lbs/bu)	1.007	0.960
BTU’s/gallon	23,231	23,814
Steam Natural Gas cost per MMBTU	$2.96	$3.57
kWh/gallon	0.606	0.645
Chemical cost ($/gal)	$0.102	$0.105

Income for the first three months of FY 2020 is better than it has been during the same timeframe compared to both FY 2019 and FY 2018. That said, the ethanol production potential continues to outweigh the current demand. As margins improved, ethanol production that was idled, or totally shutdown, came back online. The new normal for our industry may well be very focused profitable opportunities that are a contrast to the extended profitable cycles over the last two decades.
Whether that margin environment is our future reality, or not, only underscores the importance of plant operations and efficiency. With that in mind, Table 1 provides a snapshot of where SIRE is relative to the same period 12 months ago. We are quite pleased with our corn oil yield as it lands in the upper quartile of our peer group. Ethanol yield and both energy efficiency metrics are directionally headed where we want with continued improvement expected.
[The following table excludes non cash depreciation that is included in "Fixed Cost" and "General and Administrative Cost" ("G&A") in the Statement of Operations included later in this document in the calculation of the cost per gallon of ethanol produced].

Table 2. Cost per gallon

Metric	Three Months Ended December 31, 2019	Fiscal 2019	Fiscal 2018
Variable Cost	$0.227	$0.244	$0.254
Fixed Cost	0.108	0.121	0.147
G&A Cost	0.037	0.037	0.038
Total	$0.372	$0.402	$0.439

The cost per gallon metrics noted in Table 2 are also improved. These costs make up the “10” in our 5 | 10 | 20 initiative (discussed in more detail in our previous newsletter) that is expected to be achieved within 3 years. Specifically, our expectation is a 10% reduction in the total expenses (versus FY 2019) as depicted in Table 2. The results after three months point to a 7.4% reduction achieved during the first quarter of FY 2020. While we are pleased with the progress, we must also recognize that our annual maintenance turnaround takes place in May and will increase the overall cost. But again, we are on the right track.
The improvements SIRE has experienced are a direct result of the focus and dedication of the Team. I appreciate all their contributions and hard work.
Bunge Share Repurchase
As announced previously, SIRE was able to repurchase the shares owned by Bunge and closed the transaction on December 31, 2019. This represents a significant achievement for SIRE and was made possible due to Bunge’s interest articulated earlier in the year of focusing on their core businesses. For SIRE’s part, the benefits are multi-faceted, and include:

•	SIRE is now 100% owned by the independent members which is essentially made up of members of the local community and farmers.

•
Corn origination and distillers sales will be handled in-house. Ethanol marketing was continued with Bunge albeit on a commercial basis. The changes to these relationships represent an estimated $4,637,157 savings to SIRE over the terminated five year agreement.

•	With retirement of the shares previously owned by ICM and Bunge, book value for the remaining members is positively impacted as depicted below.

	Balance at December 31, 2019	Balance at September 30, 2019	Balance at September 30, 2018

Book value per share	$7,810	$6,701	$7,339

SIRE appreciates the relationship that we’ve had with Bunge over the years. They have been a good partner, and provided business insight as well as guidance from their position on the board of directors.
Each year, the SIRE board of directors has an annual strategic planning session over a two-day period in July. This year, one of their areas of focus will be considering the needs of the company for the future and best configuration and size for the board of directors considering those needs. We will keep the membership apprised of the outcome of that planning session.

In Closing
It has been our practice to generate a formal press release in conjunction with the filing of our quarterly and annual results. Going forward, this newsletter will constitute our comments on items of note and current thinking. This newsletter is not designed to cover every issue or opportunity but to provide a level of insight on various highlights. As always, I would direct your attention to the detailed information provided in the filing and contact myself or Brett Frevert, CFO, if you have any questions.
The annual meeting is being planned for an evening this spring. Please look for the very important proxy material that is being sent out separately. There are several items that require your review and vote that are important to the company. Thank you for your support.

Mike Jerke, CEO
Southwest Iowa Renewable Energy, LLC
712.352.5002

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)
	Three Months Ended December 31,
	2019	2018	2017
Revenues	$62,065	$53,382	$50,546
Cost of Goods Sold	56,627	53,020	47,980
Gross Margin	5,438	362	2,566

General and administrative expenses	1,244	1,502	1,378
Interest and other expense, net	341	169	149
Net Income (Loss)	$3,853	$(1,309)	$1,039

Weighted Average Units Outstanding, Basic	12,652	13,327	13,327
Weighted Average Units Outstanding, Diluted	13,104	13,327	14,386
Net Income (Loss) per unit, Basic	$304.54	$(98.22)	$77.96
Net Income (Loss) per unit, Diluted	$294.03	$(98.22)	$72.22

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $6.7 million for the three months ended December 31, 2019, compared to $0.7 million for the three months ended December 31, 2018. The following sets forth the reconciliation of net income to Modified EBITDA for the periods indicated:

	For the three months ended
	December 31, 2019	December 31, 2018	December 31, 2017
	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000's

Net Income (Loss)	$3,853	$(1,309)	$1,039
Interest expense, net	349	191	230
Depreciation	2,602	2,578	3,217
EBITDA	6,804	1,460	4,486

Unrealized Hedging (Gain)	(131)	(727)	(463)

Modified EBITDA	$6,673	$733	$4,023

Summary Balance Sheets
(Dollars in thousands)

	December 31, 2019	Balance at September 30, 2019
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$1,023	$1,075
Accounts receivable	6,878	9,316
Inventory	14,918	17,167
Other current assets	1,573	409
Total current assets	24,392	27,967
Net property, plant and equipment	111,273	111,449
Other assets (includes right of use operating leases)	10,451	1,447
Total Assets	$146,116	$140,863

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments, accrued expenses, and operating lease liability	$24,455	$21,274
Current maturities of notes payable	4,331	580
Total current liabilities	28,786	21,854
Total long term liabilities (includes operating lease liability)	47,231	29,704
Total members' equity	70,099	89,305
Total Liabilities and Members' Equity	$146,116	$140,863
Book Value per basic unit, net of distributions	$7,810	$6,701

About Southwest Iowa Renewable Energy, LLC:
SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.
This newsletter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392